UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2006 (October 26, 2006)

POWER EFFICIENCY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-31805	22-3337365
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

3960 Howard Hughes Pkwy, Suite 460, Las Vegas, NV	89169
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 697-0377

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

•	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

•	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

•	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

•	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry Into a Material Definitive Agreement.

On October 26, 2006, Power Efficiency Corporation (the “Company”) received consent from holders of certain of the Company’s senior secured notes, (“Pali Notes”), totaling $1,464,806, which such financing originally closed on October 27, 2004, to extend the maturity date of the Pali Notes from October 26, 2006 to November 26, 2006. The holders of the Pali Notes also consented that all present and future accrued and unpaid interest on the Pali Notes shall not be due and payable until November 26, 2006. The exercise price of the 1,690,168 warrants issued to the holders of the Pali Notes in connection with the note financing was lowered from $0.65 per share to $0.50 per share.

Commerce Energy Group is one of the holders of the Pali Notes, holding $314,806 of such notes. Commerce Energy Group, directly and through its wholly owned subsidiary, Commonwealth Energy Corporation, owns 3,687,288 shares of the Company’s common stock and voting equivalents. The total voting power currently represented by Commerce’s ownership of the Company’s common stock is approximately 14%.

Item 3.03 Material Modification to Rights of Security Holders.

On October 26, 2006, the Company received consent from holders of the Pali Notes to extend the maturity date of the Pali Notes from October 26, 2006 to November 26, 2006. The holders of the Pali Notes also consented that all present and future accrued and unpaid interest on the Pali Notes shall not be due and payable until November 26, 2006. The exercise price of the 1,690,168 warrants issued to the holders of the Pali Notes in connection with the note financing was lowered from $0.65 per share to $0.50 per share.

Item 9.01. Exhibits

Description of Document
10.1	Form of Consent Letter, filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER EFFICIENCY CORPORATION
(Registrant)

By:	/S/ STEVEN STRASSER
Steven Strasser, CEO

Date: October 27 , 2006